Exhibit 99.1
Bonanza Creek Energy Announces Fourth Quarter and Full-Year 2019 Results

DENVER, February 27, 2020 - Bonanza Creek Energy, Inc. (NYSE: BCEI) (the "Company" or "Bonanza Creek") today announced its fourth quarter and full-year 2019 financial results, and has posted an updated investor presentation to its website.

Highlights for the fourth quarter and full-year 2019 include:
•Fourth quarter 2019 average sales volumes of 24.3 MBoe/d; up 37% over fourth quarter 2018

•Average sales volumes of 23.5 MBoe/d for full year 2019; up 48% year-over-year and finishing near the high-end of original guidance(1)

•Total capital expenditures of $49.3 million for the quarter and $222.2 million for the year; finishing below the low-end of guidance

•2019 GAAP net income of $67.1 million

•Adjusted EBITDAX(2) of $203.7 million, or $9.85 per diluted share

•Exited 2019 with $281 million of liquidity and a 0.3x leverage ratio

•Year-end 2019 proved reserves of 121.9 MMBoe, up 4% from 2018 year-end reserves, with a Standardized Measure value and PV-10 of $858.1 million

(1) Average sales volumes are for Wattenberg only. The Company's Mid-Continent region assets were sold on August 6, 2018.
(2) Adjusted EBITDAX is a non-GAAP measure. Please see Schedule 5 at the end of this release for additional disclosures related to Adjusted EBITDAX and a reconciliation to net income (loss) (GAAP).

Eric Greager, President and Chief Executive Officer of Bonanza Creek, commented, "2019 marks another year of healthy momentum for our company. Our returns-focused program generated $204 million in EBITDAX and 48% production growth on capex of $222 million. Well performance continues to improve, demonstrating the quality of our assets and our team's technical and operating capabilities."

Greager added, "We expanded our margin in 2019 despite realized prices that were 16% lower than the prior year. Unit LOE of $2.95 per Boe was below the low-end of our original 2019 guidance. Cash G&A on a recurring basis of $3.74 per Boe for the year was just above the low-end of our guidance, and trended down throughout the year to a fourth quarter rate of $3.41 per Boe. We will continue to aggressively apply technology to drive capital and operating efficiencies across the full life-cycle of our assets. Last month we provided guidance for 2020, and we look forward to delivering 17% production growth on capex that is essentially flat to 2019. We continue to work closely with our development partner in French Lake to target the start of drilling in Q4 2020.”

Fourth Quarter 2019 Results

During the fourth quarter of 2019, the Company reported average daily sales of 24.3 MBoe/d. Product mix for the fourth quarter was 57% oil, 17% NGLs, and 26% residue natural gas, which was consistent with the third quarter of 2019. The table below provides sales volumes, product mix, and average sales prices for the fourth quarter and full year 2019 and 2018.

	Three Months Ended(1)			Twelve Months Ended(1)
	12/31/2019	12/31/2018	% Change	12/31/2019	12/31/2018	% Change
Avg. Daily Sales Volumes:
Crude oil (Bbls/d)	13,871	11,039	26%	14,071	9,589	47%
Natural gas (Mcf/d)	37,413	22,627	65%	32,786	20,297	62%
Natural gas liquids (Bbls/d)	4,228	2,928	44%	3,921	2,872	37%
Crude oil equivalent (Boe/d)	24,334	17,738	37%	23,456	15,844	48%

Product Mix
Crude oil	57%	62%		60%	61%
Natural gas	26%	21%		23%	21%
Natural gas liquids	17%	17%		17%	18%

Average Sales Prices (before derivatives):
Crude oil (per Bbl)	$51.98	$52.70	(1)%	$51.89	$58.82	(12)%
Natural gas (per Mcf)	$1.98	$2.68	(26)%	$2.06	$2.36	(13)%
Natural gas liquids (per Bbl)	$12.51	$23.74	(47)%	$11.22	$21.63	(48)%
Crude oil equivalent (per Boe)	$34.85	$40.14	(13)%	$35.88	$42.55	(16)%

(1) Results for three and twelve months ended are for Wattenberg only. The Company's Mid-Continent region assets were sold on August 6, 2018.

Capital expenditures were $49.3 million for the fourth quarter of 2019 and $222.2 million for the full year 2019, which was below the Company's original annual capital expenditure guidance range of $230 to $255 million, and its most recent guidance of $230 to $240 million. During the fourth quarter of 2019, the Company drilled 13 gross (12.3 net) operated wells and completed 8 gross (4.8 net) operated wells. There were no wells turned to sales during the fourth quarter. For the year, the Company drilled 59 gross (46.0 net), completed 40 gross (33.7 net), and turned to sales 45 gross (35.1 net) operated wells.

Net oil and gas revenue for the fourth quarter of 2019 increased to $79.7 million compared to $75.2 million for the third quarter of 2019. The increase was a result of higher oil, natural gas, and NGL realized prices. Crude oil accounted for approximately 83% of total revenue for the quarter. Differentials for the Company's oil production averaged approximately $4.93 per barrel and $5.28 per barrel off NYMEX WTI for the fourth quarter and full-year, respectively.

Lease operating expenses ("LOE") for the fourth quarter of 2019 on a unit basis remained relatively flat at $3.01 per Boe, compared to $3.00 per Boe in the third quarter of 2019. Full-year 2019 LOE of $2.95 per Boe was below the Company's original guidance range of $3.00 to $3.50 per Boe, and at the mid-point of the Company's revised guidance range of $2.75 to $3.10 per Boe.

RMI operating expenses for the fourth quarter of 2019 were $1.66 per Boe, compared to $1.46 per Boe in third quarter of 2019. The increase relates to a full quarter of planned expenses for the Company's new oil gathering pipeline system, which began delivering oil and improved price realizations during the third quarter of 2019. Full year 2019 RMI operating expenses of $1.40 per Boe were in line with the Company's expectations and full-year guidance of $1.10 to $1.40 per Boe. The RMI oil pipeline system significantly reduces the Company’s use of truck hauling services, reducing truck traffic, emissions, and weather risk while lowering crude oil differentials and improving realized oil pricing. The system also increases RMI revenue from fees charged to working interest partners.
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The Company's general and administrative ("G&A") expenses were $9.7 million for the fourth quarter of 2019, which included $1.7 million in non-cash stock-based compensation and $0.4 million related to one-time cash severance costs. Recurring cash G&A, which excludes stock-based compensation and cash severance, of $7.6 million for the fourth quarter of 2019 was comparable to $7.9 million in the third quarter of 2019. On a per unit basis, the Company's recurring cash G&A decreased 3% sequentially from $3.53 per Boe in the third quarter of 2019 to $3.41 per Boe in the fourth quarter of 2019. For the full year 2019, recurring cash G&A of $3.74 per Boe was in line with the Company's expectations and full-year guidance of $3.70 to $3.95 per Boe.

Recurring cash G&A is a non-GAAP measure. Please see Schedule 7 at the end of this release for a reconciliation from recurring cash G&A to GAAP G&A.

2019 Proved Reserves, Costs Incurred, and Finding and Development Costs

As of year-end 2019, the Company had proved reserves of 121.9 MMBoe, a 4% increase from year-end 2018 reserves. The Company's year-end 2019 proved reserves were comprised of 64.4 MMbbls of oil, 22.2 MMbbls of NGLs, and 212.2 Bcf of natural gas, and 45% were proved-developed-producing. At year-end, the Company’s proved reserves PV-10 utilizing Securities and Exchange Commission ("SEC") pricing was $858.1 million. Bonanza Creek’s independent reserve engineering firm, Netherland, Sewell & Associates, Inc., completed its estimate of the Company’s year-end 2019 proved reserves in accordance with SEC guidelines using pricing of $55.85 per barrel for crude oil and $2.58 per million British Thermal Units (MMBtu) for natural gas. Please see Schedule 6 at the end of this release for information on SEC pricing and a reconciliation of PV-10 to the GAAP figure “Standardized Measure of Oil and Gas.”

A breakout of the Company’s costs incurred are provided in the table below.

(in thousands)	For the Year Ended December 31, 2019
Acquisition(1)	$12,901
Development(2)(3)	209,535
Exploration	796
Total	$223,232
(1)Acquisition costs for unproved and proved properties were $4.2 million and $8.7 million, respectively, in 2019.
(2)Development costs include workover costs of $1.4 million.
(3)Includes amounts relating to asset retirement obligations of $(0.9) million.

Proved Reserve Roll-Forward

MBoe
Balance as of December 31, 2018	116,785
Extensions, discoveries and infills	15,382
Production	(8,561)
Sales of minerals in place	(88)
Purchases of minerals in place	510
Removed from capital program	(8,706)
Revisions to previous estimates	6,619
Balance as of December 31, 2019	121,941

Conference Call Information

The Company will host a conference call to discuss these results on February 28, 2020 at 9:00 a.m. Mountain Time (11:00 a.m. Eastern Time). A live webcast and replay will be available on the Investor Relations section of the Company’s website at www.bonanzacrk.com. Dial-in information for the conference call is included below.

Type	Phone Number	Passcode
Live participant	877-793-4362	5589405
Replay	855-859-2056	5589405

About Bonanza Creek Energy, Inc.

Bonanza Creek Energy, Inc. is an independent oil and natural gas company engaged in the acquisition, exploration, development, and production of oil and associated liquids-rich natural gas in the Rocky Mountain region of the United States. The Company’s assets and operations are concentrated in rural, unincorporated Weld County, Colorado, within the Wattenberg Field, focused on the Niobrara and Codell formations. The Company’s common shares are listed for trading on the NYSE under the symbol: “BCEI.” For more information about the Company, please visit www.bonanzacrk.com. Please note that the Company routinely posts important information about the Company under the Investor Relations section of its website.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Company based on management’s experience, perception of historical trends and technical analyses, current conditions, anticipated future developments and other factors believed to be appropriate and reasonable by management. When used in this press release, the words “will,” “potential,” “believe,” “estimate,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “plan,” “predict,” “project,” “profile,” “model” or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These statements include statements regarding development and completion expectations and strategy; decreasing operating and capital costs; impact of the Company's reorganization; and 2019 guidance. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, that may cause actual results to differ materially from those implied or expressed by the forward-looking statements, including the following: changes in natural gas, oil and NGL prices; general economic conditions, including the performance of financial markets and interest rates; drilling results; shortages of oilfield equipment, services and personnel; operating risks such as unexpected drilling conditions; ability to acquire adequate supplies of water; risks related to derivative instruments; access to adequate gathering systems and pipeline take-away capacity; and pipeline and refining capacity constraints. Further information on such assumptions, risks and uncertainties is available in the Company’s SEC filings. We refer you to the discussion of risk factors in our Annual Report on Form 10-K for the year ended December 31, 2019, filed on February 27, 2020, and other filings submitted by us to the Securities Exchange Commission. The Company’s SEC filings are available on the Company’s website at www.bonanzacrk.com and on the SEC’s website at www.sec.gov. All of the forward-looking statements made in this press release are qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, including guidance, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

For further information, please contact:
Scott Landreth
Senior Director, Finance & Investor Relations and Treasurer
720-225-6679
slandreth@bonanzacrk.com

Schedule 1: Statement of Operations
(in thousands, expect for per share amounts, unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Operating net revenues:
Oil and gas sales	$79,667	$66,213	$313,220	$276,657
Operating expenses:
Lease operating expense	6,737	5,099	25,249	34,825
Gas plant and midstream operating expense	3,713	1,679	12,014	10,788
Gathering, transportation, and processing	3,906	2,985	16,682	9,732
Severance and ad valorem taxes(1)	6,901	1,211	25,598	18,999
Exploration	259	47	797	291
Depreciation, depletion and amortization	21,896	13,824	76,453	41,883
Abandonment and impairment of unproved properties	8,565	(138)	11,201	5,271
Unused commitments	—	—	—	21
General and administrative (including $1,697, $2,224, $6,886 and $7,156, respectively, of stock-based compensation)	9,667	12,103	39,668	42,453
Total operating expenses	61,644	36,810	207,662	164,263
Other income (expense):
Derivative gain (loss)	(21,668)	77,103	(37,145)	30,271
Interest expense, net	(792)	(833)	(2,650)	(2,603)
Gain on sale of properties	1,483	604	1,177	27,324
Other income (expense)	99	(183)	127	800
Total other income (expense)	(20,878)	76,691	(38,491)	55,792
Income (loss) from operations before taxes	(2,855)	106,094	67,067	168,186
Income tax benefit	—	—	—	—
Net Income (loss)	$(2,855)	$106,094	$67,067	$168,186

Comprehensive income (loss)	$(2,855)	$106,094	$67,067	$168,186

Net income (loss) per common share:
Basic	$(0.14)	$5.16	$3.25	$8.20
Diluted	$(0.14)	$5.15	3.24	$8.16
Weighted-average common shares outstanding:
Basic	20,638	20,544	20,612	20,507
Diluted	20,638	20,588	20,681	20,603
(1) The twelve months ended December 31, 2018 Includes $5.1 million reimbursement related to an ad valorem tax settlement. Please refer to Note 7 - Commitment and Contingencies in the Form 10-K for additional information.

Schedule 2: Statement of Cash Flows
(in thousands, unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2019	2018	2019	2018
Cash flows from operating activities:
Net income (loss)	$(2,855)	$106,094	$67,067	$168,186
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	21,896	13,824	76,453	41,883
Abandonment and impairment of unproved properties	8,565	(138)	11,201	5,271
Well abandonment costs and dry hole expense	110	—	172	—
Stock-based compensation	1,697	2,223	6,886	7,156
Non-cash lease expense	(51)	—	668	—
Amortization of deferred financing costs and debt premium	116	30	487	30
Derivative (gain) loss	21,668	(77,103)	37,145	(30,271)
Derivative cash settlements	(2,075)	1,784	1,691	(18,160)
Gain on sale of oil and gas properties	(1,483)	(604)	(1,177)	(27,324)
Inventory write-offs	—	248	—	248
Other	4,459	(3,559)	3,559	(3,559)
Changes in current assets and liabilities:
Accounts receivable	(740)	(4,165)	(2,688)	(46,988)
Prepaid expenses and other assets	(1,235)	1,231	(2,415)	2,214
Accounts payable and accrued liabilities	12,254	10,255	28,320	19,953
Settlement of asset retirement obligations	(687)	(544)	(2,722)	(2,041)
Net cash provided by operating activities	61,639	49,576	224,647	116,598
Cash flows from investing activities:
Acquisition of oil and gas properties	(1,119)	(963)	(14,087)	(2,892)
Exploration and development of oil and gas properties	(58,368)	(107,411)	(242,487)	(264,231)
Proceeds from sale of oil and gas properties	604	—	1,757	103,134
Additions to property and equipment - non oil and gas	(49)	(47)	(341)	(387)
Net cash used in investing activities	(58,932)	(108,421)	(255,158)	(164,376)
Cash flows from financing activities:
Proceeds from credit facility	15,000	80,000	55,000	140,000
Payments to credit facility	(15,000)	(30,000)	(25,000)	(90,000)
Proceeds from exercise of stock options	—	—	—	1,100
Payment of employee tax withholdings in exchange for the return of common stock	(76)	—	(1,176)	(863)
Deferred financing costs	6	(2,239)	(220)	(2,239)
Net cash provided by (used in) financing activities	(70)	47,761	28,604	47,998
Net change in cash, cash equivalents, and restricted cash:	2,637	(11,084)	(1,907)	220
Cash, cash equivalents, and restricted cash:
Beginning of period	8,458	24,086	13,002	12,782
End of period	$11,095	$13,002	$11,095	$13,002

Schedule 3: Balance Sheets
(in thousands, unaudited)

	As of December 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$11,008	$12,916
Accounts receivable:
Oil and gas sales	43,714	31,799
Joint interest and other	38,136	47,577
Prepaid expenses and other	7,048	4,633
Inventory of oilfield equipment	7,726	3,478
Derivative assets	2,884	34,408
Total current assets	110,516	134,811
Property and equipment (successful efforts method):
Proved properties	935,025	719,198
Less: accumulated depreciation, depletion and amortization	(126,614)	(52,842)
Total proved properties, net	808,411	666,356
Unproved properties	143,020	154,352
Wells in progress	98,750	93,617
Other property and equipment, net of accumulated depreciation of $3,142 in 2019 and $2,546 in 2018	3,394	3,649
Total property and equipment, net	1,053,575	917,974
Long-term derivative assets	121	3,864
Right-of-use assets	38,562	—
Other noncurrent assets	3,544	4,885
Total assets	$1,206,318	$1,061,534
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$57,638	$79,390
Oil and gas revenue distribution payable	29,021	19,903
Lease liability	11,690	—
Derivative liability	6,390	183
Total current liabilities	104,739	99,476
Long-term liabilities:
Credit facility	80,000	50,000
Lease liability	27,540	—
Ad valorem taxes	28,520	18,740
Derivative liability	921	—
Asset retirement obligations for oil and gas properties	27,908	29,405
Total liabilities	269,628	197,621
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value, 25,000,000 shares authorized, none outstanding	—	—
Common stock, $.01 par value, 225,000,000 shares authorized, 20,643,738 and 20,543,940 issued and outstanding as of December 31, 2019 and 2018, respectively	4,284	4,286
Additional paid-in capital	702,173	696,461
Retained earnings	230,233	163,166
Total stockholders’ equity	936,690	863,913
Total liabilities and stockholders’ equity	$1,206,318	$1,061,534

Schedule 4: Per unit operating margins
(unaudited)

	For the Three Months Ended December 31,			For the Twelve Months Ended December 31,
	2019	2018	Percent Change	2019	2018	Percent Change
Crude Oil Equivalent Sales Volumes (Boe)	2,238,718	1,632,776	37%	8,561,497	6,413,777	33%

Per Unit Costs ($/Boe)
Realized price (before derivatives)(1)	$34.85	$40.14	(13)%	$35.88	$42.83	(16)%
Lease operating expense	$3.01	$3.12	(4)%	$2.95	$5.43	(46)%
Gas plant and midstream operating expense	$1.66	$1.03	61%	$1.40	$1.68	(17)%
Gathering, transportation, and processing	$1.74	$1.83	(5)%	$1.95	$1.52	28%
Severance and ad valorem taxes	$3.08	$0.74	316%	$2.99	$2.96	1%
Recurring cash general and administrative(2)	$3.41	$6.05	(44)%	$3.74	$5.46	(32)%
Total cash operating costs	$12.90	$12.77	1%	$13.03	$17.05	(24)%
Cash operating margin (before derivatives)	$21.95	$27.37	(20)%	$22.85	$25.78	(11)%
Derivative cash settlements	$(0.93)	$1.09	(185)%	$0.20	$(2.83)	(107)%
Cash operating margin (after derivatives)	$21.02	$28.46	(26)%	$23.05	$22.95	—%

Non-cash items
Depreciation, depletion and amortization	$9.78	$8.47	15%	$8.93	$6.53	37%
Non-cash general and administrative	$0.76	$1.36	(44)%	$0.80	$1.12	(29)%

(1)Crude oil and natural gas sales excludes $1.7 million, $0.7 million, $6.1 million, and $1.9 million of oil transportation and gas gathering revenues from third parties, which do not have associated sales volumes for three months ended December 31, 2019 and 2018 and for the year ended December 31, 2019 and 2018, respectively.

(2) Recurring cash general and administrative expense excludes stock based compensation and cash severance costs. Please see Schedule 7 for a reconciliation from recurring cash G&A to GAAP G&A.

Schedule 5: Adjusted EBITDAX
(in thousands, unaudited)

Adjusted EBITDAX is a supplemental non-GAAP financial measure that is used by management to provide a metric of the Company's ability to internally generate funds for exploration and development of oil and gas properties. The metric excludes items which are non-recurring in nature and/or items which are not reasonably estimable. Management believes adjusted EBITDAX provides external users of the Company’s consolidated financial statements such as industry analysts, investors, lenders, and rating agencies with additional information to assist in their analysis of the Company. The Company defines Adjusted EBITDAX as earnings before interest expense, income taxes, depreciation, depletion, amortization, impairment, exploration expenses and other similar non-cash and non-recurring charges. Adjusted EBITDAX is not a measure of net income (loss) or cash flows as determined by GAAP.

The following table presents a reconciliation of the GAAP financial measure of net income to the non-GAAP financial measure of Adjusted EBITDAX.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
Net Income (loss)	$(2,855)	$106,094	$67,067	$168,186
Exploration	259	47	797	291
Depreciation, depletion and amortization	21,896	13,824	76,453	41,883
Amortization of deferred financing costs	—	30	248	30
Abandonment and impairment of unproved properties	8,565	(138)	11,201	5,271
Stock-based compensation(1)	1,697	2,224	6,886	7,156
Cash severance costs(1)	333	—	751	279
Unused commitments	—	—	—	21
Gain on sale of oil and gas properties	(1,483)	(604)	(1,177)	(27,324)
Ad valorem reimbursement(2)	—	(5,134)	—	(5,134)
Interest expense	792	833	2,650	2,603
Derivative (gain) loss	21,668	(77,103)	37,145	(30,271)
Derivative cash settlements	(2,075)	1,784	1,691	(18,160)
Adjusted EBITDAX	$48,797	$41,857	$203,712	$144,831

(1) Included as a portion of general and administrative expense on the consolidated statement of operations.
(2) $5.1 million reimbursement related to an ad valorem tax settlement. Please refer to the Form 10-K for the year ended December 31, 2019 for additional information.

Schedule 6: PV-10 of Estimated Proved Reserves

PV-10 is derived from the Standardized Measure, which is the most directly comparable GAAP financial measure. PV-10 is a computation of the Standardized Measure on a pre-tax basis. PV-10 is equal to the Standardized Measure at the applicable date, before deducting future income taxes, discounted at 10%. We believe that the presentation of PV-10 is relevant and useful to investors because it presents the discounted future net cash flows attributable to our estimated net proved reserves prior to taking into account future corporate income taxes, and it is a useful measure for evaluating the relative monetary significance of our oil and natural gas properties. Further, investors may utilize the measure as a basis for comparison of the relative size and value of our reserves to other companies. We use this measure when assessing the potential return on investment related to our oil and natural gas properties. PV-10, however, is not a substitute for the Standardized Measure. Our PV-10 measure and the Standardized Measure do not purport to present the fair value of our proved oil and natural gas reserves.
The following table presents a reconciliation of non-GAAP financial measure of PV-10 to the GAAP Standardized Measure.

(in thousands)	12/31/2019

PV-10 (1)	$858,147
Present value of future income taxes discounted at 10% (2)	—
Standardized Measure	$858,147

(1) The 12-month average benchmark pricing used to estimate SEC proved reserves and PV-10 value for crude oil and natural gas was $55.85 per Bbl of WTI crude oil and $2.58 per MMBtu of natural gas at Henry Hub before differential adjustments. After differential adjustments, the Company's SEC pricing realizations for year-end 2019 were $51.22 per Bbl of oil, $10.07 per Bbl of NGLs, and $1.44 per Mcf of natural gas.

(2) The tax basis of the Company's oil and gas properties as of December 31, 2019 provides more tax deduction than income generation when reserve estimates were prepared using 2019 SEC pricing.

Schedule 7: Recurring Cash G&A
(in thousands, unaudited)

Recurring cash G&A is a supplemental non-GAAP financial measure that is used by management to provide only the cash portion of its G&A expense, which can be used to evaluate cost management and operating efficiency on a comparable basis from period to period. Management believes recurring cash G&A provides external users of the Company’s consolidated financial statements such as industry analysts, investors, lenders, and rating agencies with additional information to assist in their analysis of the Company. The Company defines recurring cash G&A as GAAP general and administrative expense exclusive of the Company's stock based compensation and one-time charges. The Company refers to recurring cash G&A to provide typical recurring cash G&A costs that are planned for in a given period. Recurring cash G&A is not a fully inclusive measure of general and administrative expense as determined by GAAP.

The following table presents a reconciliation of the GAAP financial measure of general and administrative expense to the non-GAAP financial measure of recurring cash G&A.

	Three Months Ended		Twelve Months Ended
	12/31/2019	12/31/2018	12/31/2019	12/31/2018
General and administrative expense	$9,667	$12,103	$39,668	$42,453
Stock-based compensation	(1,697)	(2,224)	(6,886)	(7,156)
Cash severance costs	(333)	—	(751)	(279)
Recurring cash G&A	$7,637	$9,879	$32,031	$35,018